Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2026 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2026 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — April 28, 2026 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter 2026 dividend of $0.48 per share. The second quarter 2026 dividend is payable on June 30, 2026 to stockholders of record as of June 15, 2026.

MARCH 31, 2026 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2026.

OPERATING RESULTS

	Q1-26(3)		Q1-25(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.13		$0.36
Core EPS(2)		$0.47		$0.50
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$398	$0.55	$365	$0.54
Net realized gains (losses)(1)	$106	$0.15	$(61)	$(0.09)
Net unrealized losses(1)	$(412)	$(0.57)	$(63)	$(0.09)
GAAP net income(1)	$92	$0.13	$241	$0.36

	As of
(dollar amounts in millions, except per share data)	March 31, 2026	December 31, 2025
Portfolio investments at fair value	$29,499	$29,485
Total assets	$30,679	$31,235
Stockholders’ equity	$14,065	$14,318
Net asset value per share	$19.59	$19.94
Debt/equity ratio	1.13x	1.12x
Debt/equity ratio, net of available cash(4)	1.10x	1.08x
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended March 31, 2026 and 2025 were approximately 718 million and 676 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We are off to a strong start to 2026 with solid core earnings, continued healthy portfolio performance and borrower fundamentals, and low levels of non-accruing investments,” said Kort Schnabel, Chief Executive Officer of Ares Capital. “In an environment characterized by heightened volatility and reduced transaction activity, we are seeing improving lending conditions, including enhanced spreads and fees, lower leverage and more attractive terms and documentation. With our scale, diversified portfolio and strong financial position, we believe we are well positioned to capitalize on new investment opportunities and to continue to generate attractive long-term shareholder returns.”

“During the first quarter, we maintained a strong and flexible balance sheet while further enhancing our capital structure, including raising over $1.25 billion of new debt financing at attractive terms,” said Scott Lem, Chief Financial Officer of Ares Capital. “With approximately $6.0 billion of available liquidity, modest leverage and a well-laddered liability profile with limited near-term maturities, we believe we are well positioned to continue supporting our portfolio companies and opportunistically investing in new companies. Underpinned by our significant level of taxable spillover income and our consistently strong performance, our stable quarterly dividend reflects our view of the earnings power of our company in the current market environment.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q1-26	Q1-25
Portfolio Activity During the Period:
Gross commitments	$3,246	$3,453
Exits of commitments	$3,176	$2,857

Portfolio Information:
	As of
	March 31, 2026	December 31, 2025
Portfolio investments at fair value	$29,499	$29,485
Fair value of accruing debt and other income producing securities(5)	$26,500	$26,510
Number of portfolio company investments	607	603
Percentage of floating rate securities at fair value(6)	71%	72%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	10.3%	10.3%
At fair value	10.4%	10.3%
Weighted average yields on total investments(8):
At amortized cost	9.3%	9.4%
At fair value	9.3%	9.3%

Asset class percentage at fair value:
First lien senior secured loans	60%	61%
Second lien senior secured loans	5%	5%
Subordinated certificates of the SDLP	4%	4%
Senior subordinated loans	6%	5%
Preferred equity	8%	9%
Ivy Hill Asset Management, L.P.(9)	9%	8%
Other equity	8%	8%
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(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital’s investment in the subordinated certificates of the SDLP (as defined below).

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the first quarter of 2026, Ares Capital made new investment commitments of approximately $3.2 billion, of which approximately $2.5 billion were funded. New investment commitments included 18 new portfolio companies and 43 existing portfolio companies. As of March 31, 2026, 264 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.2 billion in new commitments made during the first quarter of 2026, 73% were in first lien senior secured loans, 4% were in second lien senior secured loans, 1% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 8% were in senior subordinated loans, 12% were in Ares Capital’s subordinated loan to IHAM, 1% were in preferred equity and 1% were in other equity. Of the approximately $3.2 billion in new commitments, 91% were in floating rate debt securities, of which 95% contained interest rate floors and 2% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.2% and the weighted average yield on total investments funded during the period at amortized cost was 9.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2026, Ares Capital funded approximately $838 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the first quarter of 2026, Ares Capital exited approximately $3.2 billion of investment commitments, including $1.0 billion of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $3.2 billion of exited investment commitments, 84% were first lien senior secured loans, 2% were second lien senior secured loans, 6% were senior subordinated loans, 5% were Ares Capital’s subordinated loan to IHAM, 2% were preferred equity and 1% were other equity. Of the approximately $3.2 billion of exited investment commitments, 94% were floating rate, 4% were fixed rate and 2% were non-income producing.

As of March 31, 2026 and December 31, 2025, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.1% of the total investments at amortized cost (or 1.2% at fair value) and 1.8% at amortized cost (or 1.2% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (“SEC”) on April 28, 2026.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2026, Ares Capital had $505 million in cash and cash equivalents and $15.9 billion in total aggregate principal amount of debt outstanding ($15.8 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.5 billion available for additional borrowings under its existing credit facilities as of March 31, 2026.

In January 2026, Ares Capital issued $750 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.250% per annum and mature on April 12, 2031 (the “April 2031 Notes”). The April 2031 Notes pay interest semi-annually and all principal is due upon maturity. The April 2031 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the April 2031 Notes, and any accrued and unpaid interest. The April 2031 Notes were issued at a discount to the principal amount. In connection with the April 2031 Notes, Ares Capital entered into an interest rate swap for a total notional amount of $750 million that matures on April 12, 2031. Under the interest rate swap, Ares Capital will receive a fixed interest rate of 5.250% and pay a floating interest rate of one-month Secured Overnight Financing Rate (“SOFR”) plus 1.7217%.

In January 2026, Ares Capital repaid in full the $1,150 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 3.875% per annum.

In February 2026, Ares Capital and its consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB”), entered into an agreement to amend ACJB’s revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (a) increased the total commitment under the SMBC Funding Facility from $1.1 billion to $1.6 billion, (b) adjusted the interest rate charged on the SMBC Funding Facility from an applicable spread of either (i) 1.80% over SOFR or (ii) 0.80% over a “base rate” to an applicable spread of either (x) 1.75% over SOFR or (y) 0.75% over a “base rate” (as defined in the documents governing the SMBC Funding Facility) and (c) increased the “accordion” feature that allows ACJB, under certain circumstances, to increase the overall size of the SMBC Funding Facility from a maximum of $1.3 billion to a maximum of $2.5 billion. The other terms of the SMBC Funding Facility remained materially unchanged.

FIRST QUARTER 2026 DIVIDENDS PAID

On February 4, 2026, Ares Capital announced that its Board of Directors declared a first quarter 2026 dividend of $0.48 per share for a total of approximately $345 million. The first quarter 2026 dividend was paid on March 31, 2026 to stockholders of record as of March 13, 2026.

RECENT DEVELOPMENTS

From April 1, 2026 through April 23, 2026, Ares Capital made new investment commitments of approximately $198 million, of which approximately $187 million were funded. Of the approximately $198 million in new investment commitments, 56% were in first lien senior secured loans, 43% were in Ares Capital’s subordinated loan to IHAM and 1% were in other equity. Of the approximately $198 million in new investment commitments, 99% were floating rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.2% and the weighted average yield on total investments funded during the period at amortized cost was 9.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2026 through April 23, 2026, Ares Capital exited approximately $13 million of investment commitments. Of the approximately $13 million of exited investment commitments, 84% were first lien senior secured loans and 16% were Ares Capital’s subordinated loan to IHAM. All of the approximately $13 million of exited investment commitments were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.7% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.7%. Of the approximately $13 million of investment commitments exited from April 1, 2026 through April 23, 2026, Ares Capital did not recognize any realized gains or losses.

In addition, as of April 23, 2026, Ares Capital had an investment backlog of approximately $1.8 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s U.S. direct lending investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, April 28, 2026 at 12:00 p.m. (Eastern Time) to discuss its quarter ended March 31, 2026 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 245-3047. International callers can access the conference call by dialing +1 (203) 518-9765. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ126. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 28, 2026 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 727-6189 and to international callers by dialing +1 (402) 220-2671. An archived replay will also be available through May 28, 2026 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of March 31, 2026. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2026	December 31, 2025
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $29,648 and $29,250, respectively)	$29,499	$29,485
Cash and cash equivalents	505	638
Restricted cash	150	286
Interest receivable	239	288
Receivable for open trades	97	317
Other assets	189	221
Total assets	$30,679	$31,235
LIABILITIES
Debt	$15,848	$15,991
Base management fee payable	111	111
Income based fee payable	84	89
Capital gains incentive fee payable	20	82
Interest and facility fees payable	134	193
Payable to participants	78	131
Interest rate swap collateral payable	62	155
Payable for open trades	91	5
Accounts payable and other liabilities	126	132
Deferred tax liabilities	60	28
Total liabilities	16,614	16,917
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 718 common shares issued and outstanding	1	1
Capital in excess of par value	13,359	13,359
Accumulated undistributed earnings	705	958
Total stockholders’ equity	14,065	14,318
Total liabilities and stockholders’ equity	$30,679	$31,235
NET ASSET VALUE PER SHARE	$19.59	$19.94

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2026	2025

INVESTMENT INCOME
Interest income from investments	$550	$526
Capital structuring service fees	39	46
Dividend income	156	143
Other income	18	17
Total investment income	763	732

EXPENSES
Interest and credit facility fees	213	186
Base management fee	111	102
Income based fee	84	85
Capital gains incentive fee	(61)	(25)
Administrative fees	4	4
Other general and administrative	8	8
Total expenses	359	360
NET INVESTMENT INCOME BEFORE INCOME TAXES	404	372
Income tax expense, including excise taxes	6	7
NET INVESTMENT INCOME	398	365
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses) on investments	114	(92)
Net realized gains (losses) on foreign currency and other transactions	(8)	31
Net realized gains (losses)	106	(61)
Net unrealized gains (losses) on investments	(416)	3
Net unrealized gains (losses) on foreign currency and other transactions	30	(44)
Net change in deferred tax liabilities	(26)	(22)
Net unrealized losses	(412)	(63)
Net realized and unrealized losses on investments, foreign currency and other transactions	(306)	(124)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$92	$241

Basic and diluted net income per common share	$0.13	$0.36
Basic and diluted weighted average shares of common stock outstanding	718	676

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three months ended March 31, 2026 and 2025 are provided below.

	For the Three Months Ended March 31,
	2026	2025
	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.13	$0.36
Adjustments:
Net realized and unrealized losses(1)	0.42	0.18
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	(0.08)	(0.04)
Other income tax expense (including excise taxes) related to net realized gains and losses(1)	—	—
Core EPS(2)	$0.47	$0.50
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended March 31, 2026 and 2025 were approximately 718 million and 676 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.